Exhibit 99.1

NEWS ANNOUNCEMENT

Date:	August 24, 2006

Contact:	Susan J. Cooke

To:	News Media

Release Date:	Immediate

COASTAL FINANCIAL CORPORATION

ANNOUNCES STOCK DIVIDEND

Myrtle Beach, South Carolina, (August 24, 2006) . . . Coastal Financial Corporation (Nasdaq:CFCP) today announced that the Corporation’s Board of Directors, at a meeting held yesterday, declared a 10% stock dividend. The stock dividend will be payable September 29, 2006 to Shareholders of record as of September 8, 2006.

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation stated, “We are very pleased to continue to reward our Shareholders for their investment with this stock dividend. This action on the part of our Board is in recognition of the Corporation’s continued outstanding financial performance as indicated by the 11.9% increase in fiscal 2006 net income and 18.74% return on average Shareholders’ equity for the nine months ended June 30, 2006. These significant accomplishments pay tribute to our QUEST FOR EXCELLENCE Operating Philosophy, our superb Leadership Group and Associates and reflect the continuing emergence of our primary market area as one of the fastest growing in the nation.”

As a result of the common stock dividend, earnings per share will be retroactively restated for all previous periods. Earnings per share, adjusted for the stock dividend, for the quarter ended June 30, 2006 were $.23 per share ($.22 per share diluted), as compared to $.20 per share ($.19 per share diluted) for the comparable 2005 period. Earnings per share, adjusted for the stock dividend, for the nine months ended June 30, 2006 were $.65 per share ($.62 per share diluted), as compared to $.59 per share ($.56 per share diluted) for the comparable 2005 period. The current cash dividend policy will be adjusted for the effect of this stock dividend.

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Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with assets over $1.6 billion, is a federally chartered and FDIC insured community bank with twenty-four offices serving the Communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at http://www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol “CFCP.” For information, contact Raymond James Financial Services at 1-843-918-7600.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new Shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:

Susan J. Cooke – Senior Vice President and Secretary
Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
(843) 205-2676

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Forward Looking Statements

This report may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the Company’s control and which may cause its actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•              Competitive pressures among depository and other financial institutions in the Company’s market areas may increase significantly.

•              Adverse changes in the economy or business conditions, either nationally or in the Company’s market areas, could increase credit-related losses and expenses and/or limit growth.

•              Increases in defaults by borrowers and other delinquencies could result in increases in the Company’s provision for losses on loans and related expenses.

•              The Company’s inability to manage growth effectively, including the successful expansion of the Company’s Customer support, administrative infrastructure and internal management systems, could adversely affect the Company’s results of operations and prospects.

•              Fluctuations in interest rates and market prices could reduce the Company’s net interest margin and asset valuations and increase expenses.

•              The consequences of continued bank acquisitions and mergers in the Company’s market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to the Company’s detriment.

•              The Company’s continued growth will depend in part on its ability to enter new markets successfully and capitalize on other growth opportunities.

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•              Changes in legislative or regulatory requirements, or actions by the Securities and Exchange Commission (“SEC”), the Financial Accounting Standards Board (“FASB”), or the Public Company Accounting Oversight Board, applicable to the Company and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•              Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase the Company’s tax expense or adversely affect its Customers’ businesses.

•              Company initiatives now in place or introduced in the future, not producing results consistent with historic growth rates or results which justify their costs.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this report. Except as may be required by applicable law or regulation, the Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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